Exhibit 5.01

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
February 18, 2011	Houston	Shanghai
	London	Silicon Valley
Demand Media, Inc.	Los Angeles	Singapore
1299 Ocean Avenue, Suite 500	Madrid	Tokyo
Santa Monica, CA 90401	Milan	Washington, D.C.

Re:  Registration Statement on Form S-8: 41,878,864 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Demand Media, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 41,878,864 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Company’s 2010 Incentive Award Plan (the “2010 Plan”), Employee Stock Purchase Plan (the “ESPP”) and Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan,” and together with the 2010 Plan and the ESPP, the “Plans”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2011 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by and pursuant to the Plans, and assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham and Watkins LLP